                                                                 EXHIBIT 10.17


                              BUSINESS LOAN AGREEMENT

This Business Loan Agreement (this "Agreement") is entered into as of the date set forth below between Union Bank of California, N.A. ("Bank") and Troy Systems Inc. ("Borrower") with respect to each and every extension of credit (whether one or more, collectively referred to as the "Loan") from Bank to Borrower.
This Agreement amends and restates in its entirety that certain loan agreement dated September 16, 1996 between Bank and Borrower. In consideration of the Loan, Bank and Borrower agree to the following terms and conditions:

 1.  THE LOAN.

     1.1. THE NOTE. The Loan is evidenced by one or more promissory notes or other evidences of indebtedness, including each amendment, extension, renewal or replacement thereof, which are incorporated herein by this reference (whether one or more, collectively referred to as the "Note").

     1.2. BORROWING BASE. An amount of the Loan equal to $3,500,000,* evidenced by a Note dated May 28, 1997 is a revolving loan subject to a borrowing base ("Borrowing Base Loan"). Notwithstanding any other provision of this Agreement or any other Loan Document, Bank shall not be obligated to advance funds under the Borrowing Base Loan, if the principal amount of such Borrowing Base Loan including such advance exceeds 80% of Borrower's Eligible Accounts plus 85% of Specified Accounts. In no event, however, shall the aggregate amount of the advances based on Eligible Inventory exceed, at any time, the sum of $500,000. As a sublimit to the Borrowing Base Loan, Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, an "L/C" and collectively, the "L/Cs"). All such standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Four Hundred Thousand Dollars ($400,000) and shall reduce, dollar for dollar, the maximum amount available under the Borrowing Base Loan. Each L/C shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for standby L/C applications and reimbursement agreements.
     No L/C shall expire after May 1, 1998.

     * Wherever "N/A" appears in a blank in this Agreement, it means the Subsection in which it appears is deemed deleted from this Agreement.

     The term "Accounts" means all presently existing and hereafter arising accounts receivable, contract rights, chattel paper, and all other forms of obligations owing to Borrower, payable in U.S. Dollars, arising out of the sale or lease of goods, or the rendition of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties and other security, as well as all merchandise returned to or reclaimed by Borrower and Borrower's books and records relating to any of the foregoing.

     The term "Eligible Accounts" means those Accounts, net of finance charges, which are due and payable within ninety (90) days, or less, from the date of the invoice, have been validly assigned to Bank and strictly comply with all of Borrower's warranties and representations to Bank. Eligible Accounts shall also include those accounts which have extended terms to Borrower's international distributors evidencing the purchase of parts and supplies in an amount not to exceed Thirty Five Thousand Dollars ($35,000) provided, however, the aggregate amount of these accounts shall not exceed Four Hundred Thousand Dollars ($400,000). Eligible Accounts shall also include Specified Accounts, which are approved by the Bank in its sole discretion and are more fully described in Exhibit I herein. Total Eligible Accounts shall be reduced by $300,000 as long as monies are owed by Borrower to its affiliate, Pierce Companies, Inc. ("Pierce") and these monies are considered eligible accounts up to $300,000 under Pierce's line of credit with Bank. Eligible Accounts shall not include the following:

     (a) Any Account with respect to which the account debtor is an officer, shareholder, director, employee or agent of Borrower;

     (b) Any Account with respect to which the account debtor is a subsidiary of, related to, or affiliated or has common officers or directors with Borrower;

     (c) Any Account with respect to which goods are placed on consignment, guaranteed sale or other terms by reason of which the payment by the account debtor may be conditional;

     (d) Except as provided above, any Account with respect to which the account debtor is not a resident of the United States or Canada unless such debtor account is supported by a letter of credit;

     (e) Any Account with respect to which the account debtor is the United States or any department, agency or instrumentality of the United States;

     (f) Any Account with respect to which Borrower is or may become liable to the account debtor for goods sold or services rendered by the account debtor to Borrower;

     (g) Any Account with respect to which there is asserted a defense, counterclaim, discount or setoff, whether well-founded or otherwise, except for those discounts, allowances and returns arising in the ordinary course of Borrower's business;

     (h) Any Account with respect to which the account debtor becomes insolvent, fails to pay its debts as they mature or goes out of business or is owed by an account debtor which has become the subject of a proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions or extensions with all or substantially all of its creditors;

     (i) Any Account owed by any account debtor with respect to which 25% or more of the aggregate dollar amount of its Accounts is not paid within 90 days from the date of the invoice;

     (j) Any Account that is not paid by the account debtor within 90 days of the date of invoice;

     (k) Any Account that is not paid by the account debtor and for which a credit memo has been issued which is over 90 days old;

     (l) That portion of any Account owed by any single account debtor which exceeds 20% of all of the Accounts, provided, however Accounts owed by International Business Machines cannot exceed thirty-five percent (35%);

     (m)       Any Account which Bank deems not to be an Eligible Account.

     1.3. ELIGIBLE INVENTORY. The term "Eligible Inventory" means and includes: (a) 50% of total purchased inventory of Standard Desktop Laser Printers plus (b) 25% of the sum of finished goods inventory, excluding Desktop Laser Printers, plus raw materials less the general ledger obsolescence reserve, less finished goods returned, less demonstration inventory, less any finished foods subject to consignment sales not to exceed $500,000.

      1.4. TERM LOAN AVAILABILITY PERIOD. For any portion of the Loan which is a term loan, loan proceeds shall be available for a single disbursement from June 1, 1997, through June 30,1997, only.

      1.5. THE STANDBY LETTERS OF CREDIT. Bank shall issue, for the account of Borrower, one or more irrevocable, standby letters of credit (individually, an "L/C" and collectively, the "L/Cs"). All such standby L/Cs shall be drawn on such terms and conditions as are acceptable to Bank. The aggregate amount available to be drawn under all outstanding L/Cs and the aggregate amount of unpaid reimbursement obligations under drawn L/Cs shall not exceed Five Hundred Thousand Dollars ($500,000). Each L/C shall be governed by the terms of (and Borrower agrees to execute) Bank's standard form for standby L/C applications and reimbursement agreements. No L/C shall expire after May 1, 1998.

      1.6. COLLATERAL. The payment and performance of all obligations of Borrower under the Loan Documents is and shall be during the term of the Loan secured by a perfected security interest in such real or personal property collateral as is required by Bank and each security interest shall rank in first priority unless otherwise specified in writing by Bank.

      1.7. GUARANTY. The payment and performance of all obligations of Borrower under the Loan Documents are and shall be during the term of the Loan guaranteed by: Patrick Dirk, Mary Dirk, and The Dirk Family Trust, in the amount of Five Hundred Thousand Dollars ($500,000).

      1.8. SUBORDINATION. Certain other obligations of Borrower are and shall be during the term of the Loan subordinated, to the repayment of the Loan and all other obligations of Borrower to Bank, pursuant to one or more subordination agreement(s) in favor of Bank executed and delivered by:
     N/A.

 2. CONDITIONS TO AVAILABILITY OF THE LOAN. Before bank is obligated to disburse all or any portion of the loan, bank must have received (a) the Note and every other document required by Bank in connection with the Loan, each of which must be in form and substance satisfactory to Bank (together with this Agreement, referred to as the "Loan Documents"), (b) confirmation of the perfection of its security interest in any collateral for the Loan, and (c) payment of any fee required in connection with the Loan.

 3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants (and each request for a disbursement of the proceeds of the Loan shall be deemed a representation and warranty made on the date of such request) that:

      3.1. Borrower is an individual or Borrower is duly organized and existing under the laws of the state of its organization and is duly qualified to conduct business in each jurisdiction in which its business is conducted;

      3.2. The execution, delivery and performance of the Loan Documents executed by Borrower are within Borrower's power, have been duly authorized, are legal, valid and binding obligations of Borrower, and are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower or with any law, indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;

      3.3. All financial statements and other financial information submitted by Borrower to Bank are true and correct in all material respects, and there has been no material adverse change in Borrower's financial condition since the date of the latest of such financial statements;

      3.4. Borrower is properly licensed and in good standing in each state in which Borrower is doing business, and Borrower has complied with all laws and regulations affecting Borrower, including without limitation, each applicable fictitious business name statute;

      3.5. There is no event which is, or with notice or lapse of time or both would be, an Event of Default (as defined in Article 5);

      3.6. Borrower is not engaged in the business of extending credit for the purpose of, and no part of the Loan will be used, directly or indirectly, for purchasing or carrying margin stock within the meaning of Federal Reserve Board Regulation U; and

      3.7. Borrower is not aware of any fact, occurrence or circumstance which Borrower has not disclosed to Bank in writing which has, or could reasonably be expected to have, a material adverse effect on Borrower's ability to repay the Loan or perform its obligations under the Loan Documents.

 4. COVENANTS. Borrower agrees, so long as the Loan or any commitment to make any advance under the Loan is outstanding and until full and final payment of all sums outstanding under any Loan Document, that borrower will:

      4.1.     MAINTAIN:

     (a)       Working Capital equal to at least $     N/A       .  As used
               herein, "Working Capital" means the excess of current assets over current liabilities);

     (b)       A ratio of current assets to current liabilities of at least N/A
:1.00;

     (c) A quick ratio of cash, accounts receivable and marketable securities to current liabilities of at least .65:1.0 as of May 31, 1997, .70:1.0 as of August 31, 1997, and .75:1.0 as of
               November 30, 1997 and thereafter;

     (d) Tangible Net Worth of at least $2,500,000 as of May 31, 1997, $2,700,000 as of August 31, 1997, and $3,000,000 as of November
               30, 1997 and thereafter (As used herein "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

     (e) A ratio of total liabilities to Tangible Net Worth of not greater than 2.0:1.0 as of May 31, 1997, 1.75:1.0 as of August 31, 1997,
               and 1.5:1.0 as of November 30, 1997 and thereafter (As used herein "Tangible Net Worth" means net worth increased by indebtedness of Borrower subordinated to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates including officers, shareholders and directors);

     (f) A profit after taxes of not less than $1, to be measured as of the end of each fiscal quarter of Borrower for the three month period immediately preceding the date of measurement;

     (g) A ratio of Cash Flow to Debt Service of 1.75:1.00. Compliance with this subsection to be measured as of the end of each fiscal year of Borrower. (As used herein, "Debt Service" means that portion of long-term liabilities and capital leases coming due within twelve months of the date of calculation, and "Cash Flow" means net profit after taxes, to which depreciation, amortization and other non-cash expenses are added and shareholder distributions or loans to shareholders are subtracted for the twelve month period immediately preceding the date of calculation); and

All accounting terms used in this Agreement shall have the definitions given them by generally accepted accounting principles, unless otherwise defined herein.


     4.2.      Give written notice to Bank within 15 days of the following:

     (a) Any litigation or arbitration proceeding affecting Borrower where the amount in controversy is $200,000 or more;

     (b) Any material dispute which may exist between Borrower and any government regulatory body or law enforcement body;

     (c) Any Event of Default or any event which, upon notice, or lapse of time, or both, would become an Event of Default;

     (d) Any other matter which has resulted or is likely to result in a material adverse change in Borrower's financial condition or operation; and

     (e) Any change in Borrower's name or the location of Borrower's principal place of business, or the location of any collateral for the Loan, or the establishment of any new place of business or the discontinuance of any existing place of business.

     4.3. Furnish to Bank an income statement, balance sheet, and statement of retained earnings, with supportive schedules ("Financial Statement"), and any other financial information requested by Bank, prepared in accordance with generally accepted accounting principles and in a form satisfactory to Bank as follows:

     (a) Within 30 days after the close of each quarter except for the final quarter of each fiscal year, Borrower's Financial Statement as of the close of such period;

     (b) Within 90 days after the close of each fiscal year, a copy of Borrower's annual Financial Statement prepared by an independent certified public accountant on an audited basis. Any independent certified public accountant who prepares Borrower's Financial Statement shall be selected by Borrower and reasonably satisfactory to Bank;

     (c) Within 90 days after the close of each fiscal year, a copy of each guarantor's annual Financial Statement;

     (d) If any portion of the Loan is a Borrowing Base Loan, within 30 days after each calendar month end, a copy of Borrower's monthly accounts receivable, inventory listing, and accounts payable agings, and a certification of compliance with the borrowing base described in Section 1.2 above, executed by Borrower, which certificate shall accurately report Borrower's Accounts and Eligible Accounts, and Eligible Inventory; and

     (e) Promptly upon request, any other financial information requested by Bank.

      4.4. Furnish to Bank, on Bank's request, a copy of each guarantor's most recently filed federal income tax return with all accompanying schedules.

      4.5. Pay or reimburse Bank for all costs, expenses and fees incurred by Bank in preparing and documenting this Agreement and the Loan, and all amendments and modifications thereof, including but not limited to all filing and recording fees, costs of appraisals, insurance and attorney's fees, including the reasonable estimate of the allocated costs and expenses of in-house legal counsel and staff.

      4.6. Maintain and preserve Borrower's existence, present form of business and all rights, privileges and franchises necessary or desirable in the normal course of its business, and keep all of Borrower's properties in good working order and condition.

      4.7. Maintain and keep in force insurance with companies acceptable to Bank and in such amounts and types, including without limitation fire and public liability insurance, as is usual in the business carried on by Borrower, or as Bank may reasonably request. Such insurance policies must be in form and substance satisfactory to Bank.

      4.8. Maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business and permit employees or agents of Bank at any reasonable time to inspect Borrower's assets and properties, and to examine or audit Borrower's books, accounts and records and make copies and memoranda thereof.

      4.9. At all times comply with, or cause to be complied with, all laws, statutes, rules, regulations, orders and directions of any governmental authority having jurisdiction over Borrower or Borrower's business, and all material agreements to which Borrower is a party.

      4.10. Except as provided in this Agreement, or in the ordinary course of its business as currently conducted, not make any loans or advances, become a guarantor or surety, pledge its credit or properties in any manner, or extend credit.

      4.11. Not purchase the debt or equity of another person or entity except for savings accounts and certificates of deposit of Bank, direct U.S. Government obligations and commercial paper issued by corporations with top ratings of Moody's or Standard & Poor's, provided that all such permitted investments shall mature within one year of purchase.

      4.12. Not create, assume or suffer to exist any mortgage, encumbrance, security interest, pledge or lien ("Lien") on Borrower's real or personal property, whether nor owned or hereafter acquired, or upon the income or profits thereof except the following: (a) Liens in favor of Bank, or (b) Liens for taxes or other items not delinquent or contested in good faith.

      4.13. Not sell or discount any account receivable or evidence of indebtedness, except to Bank or not borrow any money or become contingently liable for money borrowed, except pursuant to agreements made with Bank.

      4.14. Neither liquidate, dissolve, enter into any consolidation, merger, partnership, or other combination; nor convey, sell or lease all or the greater part of its assets or business; nor purchase or lease all or the greater part of the assets or business of another.

      4.15. Not engage in any business activities or operations substantially different from or unrelated to present business activities and operations.

      4.16. Not, in any single fiscal year of Borrower, expend or incur obligations of more than $500,000 for the acquisition of fixed or capital assets.

      4.17. Not, in any single fiscal year of Borrower, enter into any lease of real or personal property which would cause Borrower's aggregate annual obligations under all such real and personal property leases to exceed $N/A.

      4.18. Borrower will promptly, upon demand by Bank, take such further action and execute all such additional documents and instruments in connection with this Agreement as Bank in its reasonable discretion deems necessary, and promptly supply Bank with such other information concerning its affairs as Bank may request from time to time.

      4.19. Not declare or pay any dividends, other than a dividend payable in its own common stock, or authorize or make any other distribution with respect to any of its stock now or hereafter outstanding; except to the extent necessary to satisfy Subchapter S tax liabilities of Borrower's shareholders.

 5. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any obligation on the part of Bank to make or continue the Loan and automatically, unless otherwise provided under the Loan Documents, shall make all sums of interest and principal and any other amounts owing under the Loan immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or any other notices or demands:

      5.1. Borrower shall default in the due and punctual payment of the principal of or the interest on the Note or any of the Loan Documents;

      5.2.     Any default shall occur under the Note;

      5.3. Borrower shall default in the due performance or observance of any covenant or condition of the Loan Documents;

      5.4. Any guaranty or subordination agreement required hereunder is breached or becomes ineffective, or any guarantor or subordinating creditor dies or disavows or attempts to revoke or terminate such guaranty or subordination agreement; or

      5.5. There is a change in ownership or control of 10% or more of the issued and outstanding stock of Borrower or any guarantor, or (if the Borrower is a partnership) there is a change in ownership or control of any general partner's interest.

 6.       MISCELLANEOUS.

      6.1. The rights, powers and remedies given to Bank hereunder shall be cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Bank by law against Borrower or any other person, including but not limited to Bank's rights of setoff or banker's lien.

      6.2. Any forbearance or failure or delay by Bank in exercising any right, power or remedy hereunder shall not be deemed a waiver thereof and any single or partial exercise of any right, power or remedy shall not preclude the further exercise thereof. No waiver shall be effective unless it is in writing and signed by an officer of Bank.

      6.3. The benefits of this Agreement shall inure to the successors and assigns of Bank and the permitted successors and assignees of Borrower, and any assignment by Borrower without Bank's consent shall be null and void.

      6.4. This Agreement and all other agreements and instruments required by Bank in connection herewith shall be governed by and construed according to the laws of the State of California.

      6.5. Should any one or more provisions of this Agreement be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective. In the event of conflict between the provisions of this Agreement and the provisions of any note or reimbursement agreement evidencing any indebtedness hereunder, the provisions of such note or reimbursement agreement shall prevail.

      6.6 Except for documents and instruments specifically referenced herein, this Agreement constitutes the entire agreement between Bank and Borrower regarding the Loan and all prior communications, verbal or written, between Borrower and Bank shall be of no further effect or evidentiary value.

      6.7. The section and subsection headings herein are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

      6.8. This Agreement may be amended only in writing signed by all parties hereto.

      6.9. Borrower and Bank may execute one or more counterparts to this Agreement, each of which shall be deemed an original, but taken together shall be one and the same instrument.

      6.10. Any notices or other communications provided for or allowed hereunder shall be effective only when given by one of the following methods and addressed to the respective party at its address given with the signatures at the end of this Agreement and shall be considered to have been validly given: (a) upon delivery, if delivered personally; (b) upon receipt, if mailed, first class postage prepaid, with the United States Postal Service; (c) on the next business day if sent by overnight courier service of recognized standing; and (d) upon telephoned confirmation of receipt, if telecopied.

 7. ADDITIONAL PROVISIONS. The following additional provision, if any, are hereby made part of this Agreement:


IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of June 19, 1997.

     Union Bank of California,          Troy Systems Inc. ("Borrower")
       N.A. ("Bank")

By:   /s/ Margaret Furbank              By:   /s/ Patrick J. Dirk
   --------------------------------        --------------------------------
Title:  Vice President                  Title:  CEO
      -----------------------------           -----------------------------
Printed Name:   Margaret Furbank        Printed Name:  Patrick J. Dirk
             ----------------------                  ----------------------

By:   /s/ Burt Yans                     By:
   --------------------------------        --------------------------------
Title:  Vice President                  Title:
      -----------------------------           -----------------------------
Printed Name:   Burt Yans               Printed Name:
             ----------------------                  ----------------------


Address where notices to Bank are to    Address to where notices to Borrower are
be sent:                                to be sent:


500 S. Main St. Ste. 201                2331 S. Pullman St.
Orange, CA 92868                        Santa Ana, CA 92705

Fax Number: (714) 565-5770              Fax Number: (714) 250-8972

                                     EXHIBIT 1
                                 SPECIFIC ACCOUNTS'

Automatic Data Processing                    N.Y. Life Insurance
Bank of New York                             National Bank of Detroit
Bank of America                              National Casualty Co.
Banker's Life & Casualty                     North American Reinsurance
Blue Cross/Blue Shield                       Northrop Corp.
Blue Cross/Blue Shield of TX                 Norwest Bank of MN
Canada Life                                  Ohio Bureau Employment Svcs
Chase Manhattan Bank                         Penn Mutual Life Ins.
Chase Bankcard Services                      Philadelphia Electric Co.
Coca Cola Bottling                           Proctor & Gamble
Colgate Palmolive Corp.                      Progressive Insurance
Commerce Bank of Kansas City                 Q.M.S. Inc.
Commonwealth of PA                           Quaker Oats Co.
Commonwealth of VA                           Rand McNally
Del Monte Foods                              Seafirst Bank
Dept. of the Treasury                        Sears, Roebuck & Co.
Dfas-Columbus                                Shawmut Bank CT
Dillards Dept. Stores                        Shell Oil
Equitable Life Assurance                     Siemens Nixdorf Info Systems
Farmers Insurance Exchange                   State Farm Insurance
First Nat'l Bank of Maryland                 State of Louisiana
Fisher-Price Toys                            State of Arkansas
Ford Motor Co.                               State of Idaho (Auditor's Office)
GTE Bill Distribution                        State of New Jersey
Hewlett Packard                              Target Stores
Home Mutual Insurance Co.                    Tennessee Community Bank
IBM Corp.                                    U.S. Treasury
IBM Canada                                   U.S. West Communications
IBM Credit Corp.                             Union Carbide Corp.
Isuzu Motors of America, Inc.                Unisys Corp.
L.A. Dept. Water & Power                     Unum
Loral Aerospace                              Venture Stores
Mellon Bank                                  Wal-Mart Stores
Mitsubishi Corp.                             Wawanesa Mutual Ins. Co.
Mobil Oil                                    Wells Fargo Bank
Motorola Corp.                               Woolworth Corp.
N.Y. Central Mutual